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                 RECYCLING INDUSTRIES, INC. ANNOUNCES EXCHANGE OFFER

                   ________________________________________________

     (February 19, 1998) - ENGLEWOOD, COLORADO - RECYCLING INDUSTRIES, INC. (NASDAQ: RECY), a leading consolidator in the metals recycling industry, today announced that it is offering to exchange each of its outstanding Series G and Series J Common Stock Purchase Warrants (the "Warrants") for _____ shares of its Common Stock, $.001 par value (the "Exchange Offer").
The Exchange Offer is being made for all outstanding Warrants and will expire on March ___, 1998, unless extended. The Exchange Offer is designed to reduce the overhang to the market for the Company's common stock.

     There are currently 2,641,822 Warrants outstanding, of which 2,606,157 entitle the holder to purchase one share of Common Stock for $5.52 per share and 35,665 entitle the holder to purchase one share of Common Stock for $4.00 per share. The Warrants expire on December 27, 1999. American Securities Transfer & Trust, Inc. will serve as Exchange Agent.

     The Exchange Offer is being made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(9), thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Warrants. Officers, directors and regular employees of the Company may solicit tenders of the Warrants but they will not receive additional compensation for doing so. It is anticipated that an Offering Circular concerning the Exchange Offer will be mailed to Warrant holders on or about February ___, 1998.

     Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies providing quality, value-added products and services to its customers. Based in Englewood, Colorado, the Company owns and operates metals processing facilities in Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Texas, Virginia and Wisconsin.